                                                                     EXHIBIT 3.1

                        CERTIFICATE OF THE DESIGNATIONS,

                         POWERS, PREFERENCES AND RIGHTS

                                       OF

                     SERIES C PARTICIPATING PREFERRED STOCK

                                       OF

                              HANOVER DIRECT, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)

         Hanover Direct, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution (this "Resolution") was adopted by the Board of Directors of the Company:

         "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there is hereby created, out of the 5,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 564,819 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

         Section 1. Designation; Amount. The shares of Preferred Stock created hereby shall be designated the "Series C Participating Preferred Stock" (the "Series C Preferred Stock") and the authorized number of shares constituting such series shall be 564,819.

         Section 2.        Dividends.

                  (a) As of January 1, 2006, the holders of Series C Preferred Stock shall be entitled to receive cumulative dividends ("Cumulative Dividends") which shall accrue on a daily basis in an amount equal to the Dividend Rate (this and certain other capitalized terms used herein have the respective meanings given in Section 9 hereof) multiplied by the Liquidation Preference per share of Series C Preferred Stock. Cumulative Dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each of such dates being a "Dividend Payment Date") and shall be paid in cash out of funds legally available therefor. To the extent accrued and unpaid Cumulative Dividends are not paid on the applicable Dividend Payment Date, such unpaid Cumulative Dividends shall be increased on a daily basis by an amount equal to (i) the sum of the Dividend Rate plus one percent (1%) multiplied by (ii) the amount of such unpaid Cumulative Dividends (a "Dividend Increase"). Each such daily Dividend Increase shall be compounded on each subsequent Dividend Payment Date by increasing all Cumulative Dividends which were not paid as of the end of the day of such subsequent Dividend Payment Date by the aggregate of all Dividend Increases which have not previously been so compounded (so that the accrued and unpaid Cumulative Dividends shall include the amount of such Dividends Increases), and thereafter such increased Cumulative Dividends shall further increase daily as set forth in the previous sentence. Any calculation of the amount of Cumulative Dividends accrued shall be made based on a 365-day year and on the number of days actually elapsed during the applicable calendar quarter. Any payments by the Company of Cumulative Dividends shall be applied to first pay any all accrued and unpaid Dividend Increases (to the extent not compounded as Cumulative Dividends), then shall pay all accrued and unpaid Cumulative Dividends which had accrued and were unpaid as of the most recent Dividend Payment Date, and then shall pay any remaining Cumulative Dividends. In addition to the restrictions on dividends set forth in Section 7(c)(iii), the Company shall not declare or pay any dividends on or with respect to any series or class of stock other than Series C Preferred Stock unless all accrued and unpaid Cumulative Dividends which had accrued and were unpaid as of the most recent Dividend Payment Date and all accrued and unpaid Dividend Increases (to the extent not compounded as Cumulative Dividends) have been declared and paid by the Company.

                  (b) In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the holders of the Series C Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive dividends ("Participating Dividends") per share of Series C Preferred Stock, in an amount (whether in the form of cash, securities or other property) determined by multiplying (i) the Liquidation Preference per share of Series C Preferred Stock plus the amount of any declared or accrued but unpaid Dividends thereon as of the record date of such Participating Dividend by
(ii) the Applicable Rate. Such Participating Dividends shall be payable to the holders of the Series C Preferred Stock as of the date immediately prior to the record date for such dividend or distribution on the Common Stock, which date shall be the record date for the Participating Dividends, and such dividends are to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock to the persons in whose name the Series C Preferred Stock is registered at the close of business on the applicable record date.

                  (c) No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series C Preferred Stock in an amount determined as set forth above. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

                  (d) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series C Preferred Stock.

                  (e) The terms "declared dividends" and "dividends declared" or any similar reference to "declared but unpaid Dividends," whenever used in this Resolution with reference to shares of Series C Preferred Stock shall be deemed to include dividends required by Section 2(c) hereof to be declared, whether or not the same have in fact been declared at the time in question.

                  (f) No dividend may be declared or paid in respect of the shares of Series C Preferred Stock, except to the extent permitted by and in accordance with the terms and conditions of the Working Capital Facility Documents.

         Section 3. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series C Preferred Stock then outstanding shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to the Liquidation Preference per share of Series C Preferred Stock plus the amount of any declared or accrued but unpaid Dividends thereon as of such date. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series C Preferred Stock. If upon any Liquidation the assets available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to the holders of the Series C Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets shall be distributed among the holders of the then outstanding shares of Series C Preferred Stock pro rata according to the number of the then outstanding shares of Series C Preferred Stock held by each holder thereof. A Corporate Transaction (as defined below) of the Company (other than an Excluded Corporation Transaction (as defined below)) shall, at the election of the holders of a majority of the shares of Series C Preferred Stock outstanding at the time and as a condition precedent to the consummation of the Corporate Transaction, constitute a Liquidation for purposes of this Section 3, with the result that the Company shall be required to redeem the Series C Preferred Stock outstanding prior to the consummation of the Corporate Transaction applying the redemption procedures set forth in Section 4 below as if it were a mandatory redemption on the date of such Corporate Transaction.

         Section 4.        Final Redemption and Redemption at the Option of the
Company.

                  (a) On the first Business Day following January 1, 2009 (the "Final Redemption Date"), the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, redeem for cash all shares of Series C Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference thereof plus the amount of any declared or accrued but unpaid Dividends thereon as of such date (the "Final Redemption Price"). Not more than sixty (60) nor less than thirty (30) days prior to the Final Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series C Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the date that is the Final Redemption Date, the Final Redemption Price, the identification of the shares to be redeemed, the place or places of payment in New York, New York and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series C Preferred Stock to be redeemed. On or after the Final Redemption Date, each holder of shares of Series C Preferred Stock shall surrender the certificate(s) evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Final Redemption Price. If, on the Final Redemption Date, funds in cash in an amount sufficient to pay the aggregate Final Redemption Price for all outstanding shares of Series C Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such Final Redemption Price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Final Redemption Price upon surrender of their certificates therefor) shall terminate. If, at the Final Redemption Date, the Company does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series C Preferred Stock, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, and the Company shall redeem as many shares of Series C Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series C Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series C Preferred Stock.

                  (b) To the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, the Company may, at any time at its option, redeem all (but not less than all) of the then outstanding shares of Series C Preferred Stock for cash at a redemption price per share (the "Optional Redemption Price") equal to the Liquidation Preference thereof plus the amount of all declared or accrued but unpaid Dividends thereon as of the redemption date. In order to exercise its right of optional redemption, the Company shall, not more than sixty (60) nor less than thirty
(30) days prior to the redemption date, give notice by first class mail, postage prepaid, to each holder of record of the Series C Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the redemption date (the "Optional Redemption Date"), the Optional Redemption Price, the place or places of payment in New York, New York and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series C Preferred Stock to be redeemed.

         Section 5. Redemption at Option of Holders and Mandatory Redemption upon Asset and Equity Sales.

                  (a) In the event that a Change of Control (as defined below) shall occur at any time while any shares of Series C Preferred Stock are outstanding, each of the holders of the then outstanding shares of Series C Preferred Stock shall have the right to give notice that they are exercising a Change of Control election (a "Change of Control Election") with respect to all or any number of such holder's shares of Series C Preferred Stock, during the period ending on the 30th day after the earlier of (i) such holder's receipt of the notice referred to in Section 5(c) hereof or (ii) the date as of which such holder obtains actual knowledge of such Change of Control. Upon any such election, the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, redeem for cash each of such holder's shares for which such an election is made at a redemption price equal to the Liquidation Preference thereof plus the amount of any declared or accrued but unpaid Dividends thereon as of the Change of Control Payment Date.

                  (b) As used herein, "Change of Control" means the occurrence of any of the following events:

                           (1)      the acquisition, in a transaction approved
by the Board of Directors, by any Person, other than Chelsey or its affiliates, including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either

                  (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or

                  (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

                           (2)      a majority of the individuals who, as of the
date of the closing of the transactions contemplated by the Recapitalization Agreement, dated as of November 18, 2003, between Chelsey and the Company (the "Recapitalization Agreement"), constitute the members of the Board of Directors (the "Incumbent Board") cease for any reason to serve on such Board of Directors; provided that any individual who becomes a director of the Company subsequent to the date of the closing of the transactions contemplated by the Recapitalization Agreement, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors, shall not be deemed a member of the Incumbent Board; or

                           (3)      approval by the stockholders of the Company
of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction (an "Excluded Corporate Transaction") pursuant to which the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from, or the transferee Person in, such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns 100% of the Outstanding Company Common Stock or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be.

                  (c) On or before the third (3rd) Business Day after a Change of Control, the Company shall mail to all holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date, a notice disclosing (i) the Change of Control, (ii) that, if such holder exercises the Change of Control Election, the Company will redeem any or all of such holder's shares of Series C Preferred Stock at a redemption price equal to the Liquidation Preference thereof plus the amount of declared or accrued and unpaid Dividends as of the Change of Control Payment Date and (iii) the procedure which the holder must follow to exercise the Change of Control Election. To exercise the Change of Control Election, a holder of the Series C Preferred Stock must deliver, during the 30-day period referred to in Section 5(a) hereof, written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of the Change of Control Election, accompanied by each certificate evidencing shares of the Series C Preferred Stock with respect to which the Change of Control Election is being exercised, duly endorsed for transfer to the Company. On or prior to the third (3rd) Business Day after the end of such 30-day period or after such earlier date as elections are received from all holders of the Series C Preferred Stock (the "Change of Control Payment Date") after receipt of each such written notice, the Company shall redeem all shares of Series C Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) during the 30-day period referred to in Section 5(a) hereof for redemption in connection with the exercise of the Change of Control Election and shall cause payment to be made on such day in cash for such shares of Series C Preferred Stock. If in connection with any Change of Control Election, the Company does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of Series C Preferred Stock with respect to which a Change of Control Election has been made, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, and the Company shall redeem as many shares of Series C Preferred Stock with respect to which the Change of Control Election has been made as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares tendered, and shall thereafter from time to time, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series C Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the outstanding shares of Series C Preferred Stock with respect to which the Change of Control Election has been made.

                  (d) In the event that an Asset Disposition shall occur at any time while any shares of Series C Preferred Stock are outstanding, the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, redeem for cash the outstanding shares of each holder of Series C Preferred Stock, pro rata according to the number of the then outstanding shares of Series C Preferred Stock held by each holder thereof, to the extent of the remaining Net Available Cash after application of clauses (A) and (B) below and as permitted by applicable law, at a redemption price equal to the Liquidation Preference thereof plus the amount of any declared or accrued but unpaid Dividends thereon as of the Asset

Disposition Payment Date (as defined below) (the "Asset Disposition Redemption Price") on the terms and subject to the conditions set forth in this Section 5(d).

         The Company will not, and will not permit any of the Company's Subsidiaries to, directly or indirectly, consummate any Specified Asset Disposition unless the following conditions are satisfied:

                  (i) such Specified Asset Disposition is permitted by the Working Capital Facility Documents;

                  (ii) the Company or such Subsidiary receives consideration at the time of such Specified Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Company's Board of Directors; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock consent to the waiver of the provisions of this clause (ii), and

                  (iii) an amount equal to 100% of the Net Available Cash from such Specified Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) as provided in subparagraphs (A) and (B) below; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock consent to the waiver of the provisions of this clause (iii):

         (A) first, to prepay, repay, redeem or purchase indebtedness under the Working Capital Facility Documents required by the Working Capital Facility Documents to be prepaid, repaid or purchased; and

         (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to redeem the Series C Preferred Stock for cash pursuant to and subject to the conditions contained in this Section 5;

                  provided, however, that (1) in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause (A), the Company or any such Subsidiary will permanently retire such indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, and (2) any application of the Net Available Cash from such Asset Disposition shall be subject to the terms and conditions of the Working Capital Facility Documents.

         The Company will not, and will not permit any of the Company's Subsidiaries to, directly or indirectly, consummate any Asset Disposition other than a Specified Asset Disposition unless the following conditions are satisfied:

                  (i) the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Company's Board of Directors; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock consent to the waiver of the provisions of this clause (i), and

                  (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be) as provided in subparagraphs (A) and (B) below; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock consent to the waiver of the provisions of this clause (ii):

         (A) first, to prepay, repay, redeem or purchase indebtedness under the Working Capital Facility Documents required by the Working Capital Facility Documents to be prepaid, repaid or purchased; and

         (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to redeem the Series C Preferred Stock for cash pursuant to and subject to the conditions contained in this Section 5.

                  provided, however, that (1) in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause (A), the Company or any such Subsidiary will permanently retire such indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, and (2) any application of the Net Available Cash from such Asset Disposition shall be subject to the terms and conditions of the Working Capital Facility Documents.

                  (e) On or before the third (3rd) Business Day after an Asset Disposition, the Company shall mail to all holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date, a notice (the "Asset Disposition Notice"), which shall be irrevocable, disclosing (i) the Asset Disposition, (ii) the Asset Disposition Redemption Price, (iii) the identification of the shares to be redeemed, (iv) the date when holders of the Series C Preferred Stock may first surrender their shares to the Company for redemption, which date shall not be more than ten (10) Business Days after the mailing of the Asset Disposition Notice (the "Asset Disposition Payment Date"), (v) the place or places of payment in New York, New York and (vi) that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series C Preferred Stock to be redeemed; provided, that the Company will not be required to mail such notice if and to the extent that there is no balance of Net Available Cash for application in accordance with clause (iii)(B) of Section 5(d) above. On or after the Asset Disposition Payment Date, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, the Company shall, to the extent of the balance of Net Available Cash pursuant to clause (iii)(B) of Section 5(d) above, redeem all shares of Series C Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) for redemption in connection with the Asset Disposition Notice and shall cause payment to be made on such day in cash for such shares of Series C Preferred Stock. If, in connection with any Asset Disposition Notice, there is Net Available Cash but the Company does not have sufficient capital and surplus legally available to redeem the shares of Series C Preferred Stock set forth in the Asset Disposition Notice, the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, and the Company shall redeem as many shares of Series C Preferred Stock set forth in the Asset Disposition Notice as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares to be redeemed, and shall thereafter from time to time, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series C Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the shares of Series C Preferred Stock set forth in the Asset Disposition Notice.

                  (f) In the event that an Equity Sale shall occur at any time while any shares of Series C Preferred Stock are outstanding, the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, redeem for cash the outstanding shares of each holder of Series C Preferred Stock, pro rata according to the number of the then outstanding shares of Series C Preferred Stock held by each holder thereof, to the extent of the remaining Available Cash from such Equity Sale after application of clause (iii)(A) below and as permitted by applicable law, at a redemption price equal to the Liquidation

Preference thereof plus the amount of declared or accrued and unpaid Dividends thereon as of the Equity Sale Payment Date (as defined below) (the "Equity Sale Redemption Price") on the terms and subject to the conditions set forth in this
Section 5(f). The Company will not, and will not permit any of the Company's Subsidiaries to, directly or indirectly, consummate any Equity Sale unless the following conditions are satisfied:

                  (i) such Equity Sale is permitted by the Working Capital Facility Documents;

                  (ii) the Company or such Subsidiary receives consideration at the time of such Equity Sale at least equal to the fair market value (including as to the value of all non-cash consideration) of such equtiy, as determined in good faith by the Company's Board of Directors; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock consent to the waiver of the provisions of this clause (ii), and

                  (iii) an amount equal to 100% of the Available Cash from such Equity Sale is applied by the Company (or such Subsidiary, as the case may be) as provided in subparagraphs (A) and (B) below; provided, however, that such condition shall not be applicable if the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock consent to the waiver of the provisions of this clause (iii);

         (A) first, to prepay, repay, redeem or purchase indebtedness under the Working Capital Facility Documents required by the Working Capital Facility Documents to be prepaid, repaid or purchased;

         (B) second, to the extent of the balance of such Available Cash after application in accordance with clause (A), to redeem the Series C Preferred Stock for cash pursuant to and subject to the conditions contained in this Certificate of Designations;

                  provided, however, that (1) in connection with any prepayment, repayment or purchase of indebtedness pursuant to clause
                  (iii)(A) above, the Company or any such Subsidiary will permanently retire such indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, to the extent permitted by and in accordance with the terms and conditions of the Working Capital Facility Documents, and (2) any application of the Available Cash from such Equity Sale shall be subject to the terms and conditions of the Working Capital Facility Documents.

                  (g) On or before the third (3rd) Business Day after an Equity Sale, the Company shall mail to all holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date, a notice (the "Equity Sale Notice"), which shall be irrevocable, disclosing (i) the Equity Sale, (ii) the Equity Sale Redemption Price, (iii) the identification of the shares to be redeemed, (iv) the date when holders of the Series C Preferred Stock may first surrender their shares to the Company for redemption, which date shall not be more than ten (10) Business Days after the mailing of the Equity Sale Notice (the "Equity Sale Payment Date"),
(v) the place or places of payment in New York, New York and (vi) that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series C Preferred Stock to be redeemed; provided, that the Company will not be required to mail such notice if and to the extent that there is no balance of Available Cash for application in accordance with clause
(iii)(B) of Section 5(f) above. On or after the Equity Sale Payment Date, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, the Company shall, to the extent of the balance of Available Cash pursuant to clause (iii)(B) of Section 5(f) above, redeem all shares of Series C Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) for redemption in connection with the Equity Sale Notice and shall cause payment to be made on such day in cash for such shares of Series C Preferred Stock. If, in connection with any Equity Sale Notice, there is Available Cash but the Company does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of Series C Preferred Stock set forth in the Equity Sale Notice, the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, including, without limitation, sales of assets of the Company to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, and the Company shall redeem as many shares of Series C Preferred Stock set forth in the Equity Sale Notice as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the total number of shares to be redeemed, and shall thereafter from time to time, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series C Preferred Stock as it has capital and surplus available therefor until it has redeemed all of the shares of Series C Preferred Stock set forth in the Equity Sale Notice.

                  (h) In the event that the Company does not have sufficient funds to take any of the actions required by this Section 5, then the Company shall, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, purchase, redeem or otherwise acquire the shares of Series C Preferred Stock from the holders thereof who make an election pursuant to this Section 5 pro rata according to the number of then outstanding shares of Series C Preferred Stock held by each holder thereof.

         Section 6. Status of Redeemed Shares. Any shares of Series C Preferred Stock which shall at any time have been redeemed pursuant to Sections 4 or 5 hereof shall, after such redemption, be retired and, upon the taking of any action required by applicable law, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and shall not be reissued as Series C Preferred Stock.

         Section 7.        Voting Rights.

                  (a) The Series C Preferred Stock shall have the voting rights set forth in this Section 7.

                  (b) On or before the third (3rd) day after the occurrence of a Voting Trigger (as defined in Section 9 hereof), the Company shall mail to all holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company as of such date (the "Voting Trigger Notice Date"), a notice disclosing (i) the Voting Trigger, and (ii) that such holders have the exclusive right, voting separately as a class and by taking such actions as are set forth in this Section 7(b), to elect such number of additional directors of the Company as are equal to the number of directors on the Board of Directors as of the Voting Trigger Notice Date (the "Preferred Stock Directors"), the remaining directors to be elected by the other class or classes of stock (including the Series C Preferred Stock) entitled to vote therefor, at a meeting of stockholders held for the purpose of electing directors (the "Director Right"); provided, that if the holders of record of a majority of the outstanding shares of the Series C Preferred Stock do not, within fifteen (15) days of the date on which notice of the Voting Trigger is received by such holders notify the Company of their intent to cause the Director Right to be vested, the Director Right shall not vest solely with respect to the Voting Trigger of which notice was given; provided, further, that in the event that such a notice is not received by the Company, if the event giving rise to the relevant Voting Trigger is not cured or is still in effect, as the case may be, on each subsequent six (6) month anniversary of the occurrence of the Voting Trigger, the Company shall give notice to such effect by mail to all holders of record of the Series C Preferred Stock, and the holders of a majority of the outstanding shares of the Series C Preferred Stock shall have an option, exercisable within fifteen (15) dates of receipt of such notice, to cause the Director Right to be vested.

         In the event that the Director Right is vested in accordance with the preceding paragraph, such Director Right may be exercised initially either at a special meeting of the holders of the Series C Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, upon the written request of holders of record of 25% of the shares of Series C Preferred Stock then outstanding addressed to the Secretary of the Company at least 10 days prior to the meeting, and thereafter at such annual meetings or by the written consent of the holders of the Series C Preferred Stock pursuant to Section 228 of the Delaware General Corporation Law.

         If such Director Right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of holders of record of 25% of the shares of the Series C Preferred Stock then outstanding addressed to the Secretary of the Company, call a special meeting of holders of the Series C Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place in the City of New York, New York designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, then the holders of record of 25% of the shares of the Series C Preferred Stock then outstanding may designate in writing a holder of the Series C Preferred Stock to call such meeting at the expense of the Company.

         At any meeting held for the purpose of electing directors at which the holders of the Series C Preferred Stock shall have the right to elect a director, the presence in person or by proxy of the holders of a majority of the then outstanding shares of the Series C Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of a director by such class. In any such election, the holders of Series C Preferred Stock shall be entitled to cast one vote per share of Series C Preferred Stock held of record on the record date for the determination of the holders of Series C Preferred Stock entitled to vote in such election. If the directors are to be elected at an annual meeting, the Preferred Stock Directors shall be elected at the same time as other members of the Board of Directors. A Preferred Stock Director may only be removed without cause by the vote of the holders of a majority of the Series C Preferred Stock, at a vote of the then outstanding shares of Series C Preferred Stock, voting as a single class, at a meeting called for such purpose (or by unanimous written consent in lieu of such a meeting) in accordance with the voting procedures set forth in Section 7(b).

         The term of office of each Preferred Stock Director shall terminate upon the election of his or her successor at any meeting of stockholders for the purpose of electing directors (it being understood that such successor shall be elected by the holders of the Series C Preferred Stock).

         Any action permitted to be taken by the holders of the Series C Preferred Stock pursuant to this Section 7(b) may be taken without a meeting by the written consent of the holders of Series C Preferred Stock having not less than the minimum number of votes necessary to authorize or take such action.

         If, for any reason, a Preferred Stock Director shall resign or otherwise be removed from the Board of Directors, then his or her replacement shall be a person elected by the holders of the Series C Preferred Stock, in accordance with the voting procedures set forth in Section 7(b).

         From the Voting Trigger Notice Date with respect to any Voting Trigger until the earlier to occur of (a) the failure of the Director Right to vest with respect to the Voting Trigger on account of the holders of record of a majority of the outstanding shares of the Series C Preferred Stock not, within fifteen
(15) days of the date on which notice of the Voting Trigger is received by such holders, notifying the Company of their intent to cause the Director Right to be vested, or (b) the election of the Preferred Stock Directors with respect to the Voting Trigger, the Board of Directors shall not increase the number of directors comprising the Board of Directors, or fill any vacancies on the Board of Directors, such that the number of directors on the Board of Directors would exceed the number of Preferred Stock Directors to be so elected or so elected with respect to the Voting Trigger. After the election of the Preferred Stock Directors, the Board of Directors shall not increase the number of directors comprising the Board of Directors, or fill any vacancies on the Board of Directors, created other than by a vacancy of a Preferred Stock Director, such that the number of directors on the Board of Directors would exceed the number of Preferred Stock Directors on the Board of Directors unless a majority of the Preferred Stock Directors agree to such actions.

                  (c) So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, (i) amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation or By-laws of the Company or any provisions thereof (including the adoption of a new provision thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock (A) ranking either as to payment of dividends or distribution of assets upon Liquidation prior to or on a parity with the Series C Preferred Stock and (B) if such securities may be redeemed, in any circumstance, on or prior to the Final Redemption Date, (iii) (A) pay, declare, make or set aside for payment any dividends or other distribution on the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or as to distributions upon Liquidation other than in shares of, or warrants or rights to acquire, solely Junior Stock and (B) redeem, retire, purchase or otherwise acquire for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) any shares of capital stock of the Company ranking junior to or on a parity with the Series C Preferred Stock as to dividends or as to distributions upon Liquidation by the Company or any Subsidiary (except by conversion into or exchange for solely shares of Junior Stock) or (iv) create, incur, assume or suffer to exist, or cause or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any indebtedness for borrowed money other than any such indebtedness permitted by the Working Capital Facility Documents (without giving effect to any waivers by the lenders under the Working Capital Facility Documents other than for such indebtedness incurred in the ordinary course of business not to exceed $500,000 in the aggregate). The vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Certificate of Designations setting forth a copy of this Resolution, in addition to any other vote of stockholders required by law.

                  (d) The holders of the Series C Preferred Stock shall be entitled to vote at or participate in any meeting of stockholders of the Company, and to participate in any action proposed to be taken by written consent, in each case together with the holders of the Common Stock voting or consenting as a single class, and to receive notice of any such meeting or any such proposed action in the same manner as notice is provided to holders of the Common Stock. In any vote, whether voting or consenting with the Common Stock as a single class, voting or consenting with the Series C Preferred Stock as a single class or otherwise (other than as set forth in Section 7(b)), each share of Series C Preferred Stock shall be entitled to one hundred (100) votes per share plus such number of votes equal to the dollar value (rounded down to the nearest dollar) as of the date of such consent or vote of any accrued and unpaid Cumulative Dividends which had accrued and were unpaid as of the most recent Dividend Payment Date. In addition, each share of Series C Preferred Stock will entitle the holder thereof to vote in accordance with applicable law.

         Section 8.        Observer Rights.

                  (a) For so long as Chelsey continues to own at least twenty-five percent (25%) of the shares of Series C Preferred Stock then outstanding (but not during any time when Chelsey has the ability to designate a majority of the directors on the Board of Directors), the Company shall invite a representative of Chelsey (the "Representative"), which Representative shall be selected from time to time by Chelsey and reasonably acceptable to the Company, to attend and participate in, in person or by conference call, all meetings of the Board of Directors and any committee thereof (provided that the Company shall be entitled to exclude the Representative from a meeting of any committee of independent directors for the purpose of considering transactions involving Chelsey or its affiliates (other than the Company and its

Subsidiaries) and from any meeting of the Board or a committee if the Board or such committee determines that, in light of the business to be transacted, the presence of the Representative would not be appropriate ) in a non-voting observer capacity and, in this respect, shall give such Representative (at the same time and in the same manner as given to members of the Board of Directors or the relevant committee) copies of all notices, minutes, consents and other Board of Directors' or committee members' materials (with the exception of materials provided to members of any committee of independent directors with respect to any meeting for the purpose of considering transactions involving Chelsey or its affiliates (other than the Company and its Subsidiaries) and with the exception of materials which the Board or a committee thereof determines, in light of the content of such materials, is not appropriate to provide the Representative) that it provides to its directors or committee members (as appropriate); provided, however, that in no event shall the failure to provide the notice described above or to provide the Representative with the minutes, consents and other materials described above invalidate in any way any action taken at a meeting of the Board of Directors or any meeting of any committee thereof.

                  (b) Chelsey and the Company agree that knowledge of any matter or information discussed or presented for discussion at any of the Company's Board of Director's meetings, including any committees thereof, or any portion thereof at which the Representative is not present in person or by conference telephone will not be imputed to Chelsey or its Representative to the extent that such matter or information is not expressly set forth in notices, minutes, consents and other written materials actually received by the Representative. Furthermore, Chelsey and the Company agree that the Representative will be given sufficient time by the Chairperson of the Board of Directors or the relevant committee thereof to withdraw at the Representative's election from observation of or participation in any of the Company's Board of Directors' meetings, including any committees thereof, prior to the commencement of any discussion of material non-public information.

                  (c) In connection with attendance at any meeting of the Company's Board of Directors, including any committees thereof, the Company shall reimburse Chelsey for any reasonable out-of-pocket expenses incurred by the Representative.

                  (d) The Company represents and warrants that it has secured all approvals and consents required to grant the contractual rights contained in this Section 8 to Chelsey and the Representative.

                  (e) Chelsey agrees that it will execute and deliver to the Company, and cause each Representative to execute and deliver to the Company and Chelsey, an agreement, in form and substance reasonably satisfactory to the Company, pursuant to which Chelsey or the Representative, as the case may be, agrees to hold confidential all information which Chelsey or the Representative, as the case may be, learns as a result of the attendance by the Representative at the Board of Director and committee meetings in person or by conference telephone.

                  In addition to and not in limitation of any foregoing reference to the Working Capital Facility Documents, the terms and conditions of the Series C Preferred Stock are subject to the terms and conditions of the Working Capital Facility Documents.

         Section 9. Certain Definitions.

         The following terms shall have the following respective meanings herein:

         "Applicable Rate" means, with respect to any dividend required to be paid pursuant to Section 2(b) hereof due to the declaration or payment of a dividend on the Common Stock, a fraction (x) the numerator of which is the dividend per share of Common Stock so declared or paid and (y) the denominator of which is the per share Fair Market Value of the Common Stock as of the close of business on the Business Day immediately preceding the record date for such dividend on the Common Stock.

         "Approved Option Plan" means, collectively, (i) the 1996 Stock Option Plan, as amended, 1999 Stock Option Plan for Directors, 2002 Stock Option Plan for Directors and 2000 Management Stock Option Plan, and options granted pursuant to the Services Agreement between the Company and Meridian Ventures, LLC and Thomas C. Shull and the Employment Agreements, as amended, between Thomas C. Shull and the Company, together providing for the aggregate issuance of not more than 33,200,000 shares of Common Stock thereunder (subject to adjustment as therein provided for certain capital events) and (ii) a stock option plan or plans adopted after November 10, 2003 providing for the grant of options to employees and directors of the Company to purchase not more than 1,800,000 shares of Common Stock at an exercise price per share as of the date of the grant not less than the fair market value per share of Common Stock as of the date of the grant.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, of any of the following (in each case, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents):

                  (i) any shares of common stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary),

                  (ii) all or substantially all the assets of any division or line of business of the Company or any Subsidiary, or

                  (iii) any other assets of the Company or any Subsidiary outside of the ordinary course of business of the Company or such Subsidiary.

         Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

                  (i) a transfer of assets between or among the Company and its wholly owned Subsidiaries, or

                  (ii) an issuance of Capital Stock by a wholly owned Subsidiary to the Company or to another wholly owned Subsidiary.

         "Available Cash" from an Equity Sale means cash payments, cash equivalents and Marketable Securities received therefrom after payment of underwriting discounts, placement fees or similar commissions.

         "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "Chelsey" means Chelsey Direct, LLC and its affiliates and its and their respective successors and assigns.

         "Congress" means Congress Financial Corporation, and its affiliates and their respective successors and assigns (including, without limitation, any replacement or take out lender with respect to the Working Capital Facility Documents).

         "Common Stock" means the common stock, par value $0.66-2/3 per share, of the Company or any other Capital Stock of the Company into which such stock is reclassified or reconstituted.

         "Corporate Transaction" shall have the meaning set forth in Section 5(b)(3).

         "Cumulative Dividends" shall have the meaning set forth in Section
2(a).

         "Dividends" shall mean, collectively, Cumulative Dividends, Dividend Increases and Participating Dividends.

         "Dividend Increases" shall have the meaning set forth in Section 2(a).

         "Dividend Rate" means, with respect to a share of Series C Preferred Stock and the dividends accrued thereon, an initial rate of six percent (6%) per annum, commencing January 1, 2006 and increasing by one and one-half percent (1-1/2%) each anniversary thereafter, until the redemption or other acquisition by the Company of such share of Series C Preferred Stock.

         "Equity Sale" means, to the extent permitted by and subject to the terms and conditions of the Working Capital Facility Documents, the issuance or sale by the Company or a Subsidiary of Capital Stock of the Company or a Subsidiary (or any series of related issuances or sales) where the cumulative aggregate gross proceeds to the Company and its Subsidiaries equals or exceeds $1.0 million; provided, that there shall be excluded from the foregoing the sale of Common Stock of the Company upon the exercise of options issued under an Approved Option Plan and the sale of common stock of a Subsidiary which constitutes an Asset Disposition.

         "Fair Market Value" means, per share of Common Stock, the Twenty Day Average of the average closing prices of the Common Stock's sales on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ National Market System (including the NASDAQ Small Cap Market) as of 4:00 P.M., New York City time, on such day, or, if on any day the Common Stock is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink Sheets LLC, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's length transactions). If at any time the Common Stock is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the "Fair Market Value" of the Common Stock shall be the fair market value thereof as determined (I) jointly by the Company and Chelsey if Chelsey then owns a majority in aggregate liquidation preference of the shares of Series C Preferred Stock then outstanding or (ii) if Chelsey and the Company cannot so agree, by an internationally recognized investment banking firm selected by Chelsey and reasonably acceptable to the Company or (iii) if Chelsey does not then own a majority in aggregate liquidation preference of the shares of Series C Preferred Stock then outstanding, by an internationally recognized investment banking firm selected by the Company and reasonably acceptable to the holder of a majority in aggregate Liquidation Preference of the shares of Series C Preferred Stock then outstanding.

         "GAAP" means U.S. generally accepted accounting principles consistently applied.

         "Junior Stock" means capital stock of the Company ranking junior to the Series C Preferred Stock both as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Liquidation Preference" means One Hundred Dollars ($100.00).

         "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange.

         "Net Available Cash" from an Asset Disposition means cash payments, cash equivalents and Marketable Securities received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when required, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of

                  (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,

                  (ii) all payments made on any indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

                  (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Asset Disposition, and

                  (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Subsidiary after such Asset Disposition.

         "Original Issuance Date" means November 30, 2003.

         "Outstanding Company Common Stock" shall have the meaning set forth in
Section 5.

         "Outstanding Company Voting Securities" shall have the meaning set forth in Section 5.

         "Participating Dividends" shall have the meaning set forth in Section 2(b).

         "Person" means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies and other entities and governments and agencies and political subdivisions.

         "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

         "Recapitalization Agreement" shall have the meaning set forth in
Section 5(b)(2).

         "Specified Asset Dispositions" means the Asset Dispositions contemplated by Section 3 of the Nineteenth Amendment to Loan Agreement.

         "Subsidiary" means any corporation, partnership, limited liability company, trust, association or other entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

         "Twenty Day Average" means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

         "Voting Trigger" means the first to occur of any of the following:

                  (i) a default by the Company in respect of any of its obligations under the Series C Preferred Stock or the Recapitalization Agreement;

                  (ii) an "Event of Default" as defined under the Working Capital Facility Documents as in effect on the date hereof, irrespective of any requirement of notice or action by the lenders thereunder; and

                  (iii) a failure by the Company to redeem any of the outstanding shares of Series C Preferred Stock required to be redeemed pursuant to Sections 4(a) and 5.

         "Working Capital Facility Documents" means the revolving loan and term loan facilities provided by Congress to the Company and certain of its Subsidiaries and affiliates as set forth in the Loan and Security Agreement, dated November 14, 1995, by and among the Lender, the Company and certain Subsidiaries and affiliates of the Company, as amended, including, without limitation, the Nineteenth Amendment to Loan and Security Agreement, dated as of December 18, 2001 (the "Nineteenth Amendment to Loan Agreement"), together with the other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto, as the same exist and are in effect, in each case, as of the date hereof; provided, that the aggregate amount of indebtedness outstanding under the Working Capital Facility Documents shall not exceed at any time $15,000,000, with respect to amounts outstanding under any term loan facilities issued pursuant to the Working Capital Facility Documents, and $62,150,000 in the aggregate; provided, that the term Working Capital Facility Documents shall include subsequent amendments, modifications, supplements, restatements and replacements thereto (including, without limitation, with a take out or replacement lender) so long as such amendments, modifications, supplements, restatements or replacements (a) do not include any terms that are less favorable to the holders of the Series C Preferred Stock than the terms related solely to the following provisions of the following Sections of the Nineteenth Amendment and Twenty-Ninth Amendment to the Loan Agreement as in effect on the date hereof: (i) the definitions contained in
Section 1 of each of the Nineteenth Amendment and Twenty-Ninth Amendment, (ii) the redemption of the Series C Preferred Stock set forth in Section 2 of the Twenty-Ninth Amendment and the Asset Sales provisions set forth in Section 3 of the Nineteenth Amendment, (iii) the provisions related to the application of proceeds set forth in Section 3 of the Twenty-Ninth Amendment, (iv) the adjustments to the lending formulas set forth in Sections 5, 6, 7 and 8 of the Nineteenth Amendment, (v) the provisions related to the Special Series C Availability Reserve set forth in Section 4 of the Twenty-Ninth Amendment and
(vi) Section 8 of the Twenty-Ninth Amendment and (b) do not modify the financial covenants contained in the Working Capital Facility Documents in a manner which would have a material adverse effect on the redemption of the Series C Preferred Stock, other than the amendments to the financial covenants, if any, which may be made pursuant to Section 1(c) of the Twenty-Ninth Amendment.

         Section 10. Dividend Received Deduction.

         For federal income tax purposes, the Company shall report distributions on the Series C Preferred Stock as dividends, to the extent of the Company's current and accumulated earnings and profits (as determined for federal income tax purposes).

         Section 11. Withholding Taxes.

         All amounts payable with respect to the Series C Preferred Stock, including without limitation actual or "deemed" dividends thereon or payments upon redemption thereof, will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature, including interest, penalties and additions to tax, imposed or levied by or on behalf of the United States or any political subdivision thereof or any authority or agency thereof or therein having the power to tax payments in respect of the Series C Preferred Stock (all such present or future taxes, duties, levies, and assessments being hereinafter referred to as "Taxes"). If the Company shall be required by law to withhold or deduct any Taxes from or in respect of any actual or "deemed" dividend or any other sum payable in respect of the Series C Preferred Stock (i) the amount required to be withheld and/or the sum payable shall be increased as necessary so that after making all required withholdings and deductions the holders of the then outstanding shares of Series C Preferred Stock receive (or are treated as receiving) an amount equal to the amount they would have received (or been treated as receiving) had no such withholdings or deductions been made, (ii) the Company shall make such withholdings or deductions, (iii) the Company shall pay the full amount withheld and/or deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Company shall furnish each holder of the then outstanding shares of Series C Preferred Stock, at its address referred to in the Recapitalization Agreement, or as otherwise noticed with respect thereto, with the original or a certified copy of a receipt evidencing payment thereof. The holders of the then outstanding shares of Series C Preferred Stock shall supply the Company with such documentation as it reasonably may request including, without limitation, Form W-8BEN. The foregoing shall not apply to any entity not subject to the withholding taxes set forth in this Section.

         Section 12. No Reissuance.

         After the Original Issuance Date, no shares of Series C Preferred Stock shall be issued or reissued as shares of Series C Preferred Stock but shall be restored to the status of authorized but unissued shares of Preferred Stock. All shares of Series C Preferred Stock surrendered for redemption or otherwise acquired by the Company or any Subsidiary shall be retired and shall not be reissued as shares of Series C Preferred Stock.

         Section 13. Severability.

         To the extent that any provision hereof is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Certificate of Designations.

         Section 14. Delivery of Documents.

         The Company will deliver to any stockholder of the Company, upon its request, copies of the Working Capital Facility Documents and any other agreements or documents referred to herein, as well as any amendments to the foregoing.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Thomas C. Shull, its President, this 26th day of November 2003.

                                          HANOVER DIRECT, INC.

                                          By: /s/ Thomas C. Shull
                                              -------------------------------
                                              Name: Thomas C. Shull
                                              Title: President